Exhibit 99.1

Doug Sherk	Beth Kaplan
Investor Relations, EVC Group	Public Relations Director, Accuray
+1 (415) 652-9100	+1 (408) 789-4426
dsherk@evcgroup.com	bkaplan@accuray.com

Accuray Generates $105.3 Million in Third Quarter Revenues

Achieves 8% year-over-year revenue growth; Generates $5.4 million of operating income

SUNNYVALE, Calif., April 26, 2016 — Accuray Incorporated (NASDAQ: ARAY) announced today financial results for the third fiscal quarter and nine months ended March 31, 2016.

Fiscal Third Quarter Highlights

•                  Gross orders were $56.4 million; 9% year-over-year growth; Net orders were $57.6 million; 60% year-over-year growth

•                  Ending product backlog was $370.5 million; 7% year-over-year growth

•                  Total revenue was $105.3 million, an increase of 8% year-over-year

•                  Adjusted EBITDA expanded sequentially to $13.9 million from $6.8 million

•                  Net operating income of $5.4 million; Net income of $0.8 million

•                  Gross profit margin expanded to 42.7% from 39.6% in the prior year

“In the third quarter we exceeded our expectations for gross margins, operating profits, net income and adjusted EBITDA.  While the third quarter gross orders were below expectations, we grew our overall backlog, which is what fuels our future revenue growth, and were up seven percent from a year ago,” said Joshua H. Levine, president and chief executive officer of Accuray.  “Additionally, we are excited to report that we submitted a 510(k) premarket notification with the Food and Drug Administration (FDA) for our innovative Radixact™ Treatment Delivery System*, the next generation TomoTherapy® platform.  The Radixact System, with its unique architecture, is intended to strengthen our sales funnel by providing expanded clinical options for clinicians and innovative treatment opportunities for their patients.”

*The Radixact Treatment Delivery System is pending FDA 510(k) clearance and not available for sale within the United States.  This product may also be subject to international regulatory approval or licensing processes such that the availability of this product may vary according to geographical location.

Financial Highlights

Total revenue was $105.3 million, an increase of 8 percent year-over-year.  The Americas region total revenue was $32.7 million and total revenue outside of the Americas region was $72.6 million.  Product revenue increased 16 percent to $53.7 million while service revenue increased modestly to $51.5 million.

Total gross profit of $44.9 million, or 43 percent of sales, was comprised of product gross margin of 45 percent and service gross margin of 40 percent.  This compares to total gross margin of 40 percent, product gross margin of 41 percent and service gross margin of 38 percent for the prior fiscal year third quarter.

Operating expenses were $39.5 million, an increase of 5 percent compared with $37.5 million in the third quarter of the prior year. The increase was primarily due to higher legal expenses relating to an arbitration award to our former distributor in China in the amount of $2.4 million.

Net income increased to $0.8 million, or $0.01 per basic and diluted share, for the third quarter of fiscal 2016, compared to a net loss of ($3.0) million, or ($0.04) per basic and diluted share, for the third quarter of fiscal 2015.

Adjusted EBITDA for the third quarter of fiscal 2016 was $13.9 million, compared to $9.9 million in the third quarter of the prior fiscal year.

Cash, cash equivalents and investments were $149.8 million as of March 31, 2016, a decrease of $6.0 million from December 31, 2015. The decrease was primarily related to the payment of $5.5 million to the Company’s former distributor in China for an arbitration award that was finalized in January 2016.

Nine Month Highlights

For the nine months ended March 31, 2016, total revenues were $303.8 million, representing an increase of 9 percent, or 12 percent on a constant currency basis, from the comparable period of fiscal year 2015.  Product revenue for the nine month period was $149.5 million, representing an increase of 18 percent while service revenue was $154.3 million, representing 2 percent growth over the comparable prior fiscal year period.

Gross profit margin for the nine months ended March 31, 2016 was 40 percent, comprised of product gross margin of 43 percent and service gross margin of 37 percent.  This compares to total gross margin of 38 percent for the comparable prior fiscal year period.

Operating expenses were $123.3 million for the nine months ended March 31, 2016, compared with $122.6 million in the comparable prior fiscal year period.

Net loss for the nine months ended March 31, 2016 was $18.3 million, or $0.23 per share, compared to a net loss of $34.6 million, or $0.44 per share, for the comparable prior fiscal year period.

Adjusted EBITDA for the nine months ended March 31, 2016 was $19.6 million, compared to $5.1 million in the comparable prior fiscal year period.

Cash, cash equivalents, and investments increased $5.9 million from June 30, 2015.

2016 Financial Guidance

Accuray is revising financial guidance for fiscal year 2015 as follows: total revenue is now expected to be between $395 million to $405 million and adjusted EBITDA is now expected to be between $25 million to $30 million. This compares to previously issued guidance expectations in January 2016 of $395 million to $410 million in revenue and $25 million to $35 million in adjusted EBITDA.  Accuray expects gross orders for the fiscal year will be $280 million to $290 million, compared to previously issued guidance of approximately $295 million.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss these results.  Conference call dial-in information is as follows:

•                  U.S. callers: (855) 867-4103

•                  International callers: +1 (262) 912-4764

•                  Conference ID Number (U.S. and international): 87031372

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com.  In addition, a dial-up replay of the conference call will be available beginning April 26, 2016 at 5:00 p.m. PT/8:00 p.m. ET and ending when Accuray announces its results for the fourth quarter of fiscal, 2016 ending June 30, 2016.  The replay telephone number is (855) 859-2056 (USA) or +1 (404) 537-3406 (International), Conference ID: 87031372.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a more meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

Accuray presents certain measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation.  Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, management uses these measures on a constant currency basis to evaluate period-over-period operating performance.  Measures presented on a constant currency basis are calculated by translating current period results at prior period monthly average exchange rates.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements. Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations regarding growth in orders, gross profit margins, revenues and adjusted EBITDA, ability to meet financial targets, anticipated regulatory approvals and launches of new products, market uptake of recently launched products, market growth and Accuray’s leadership position in radiation oncology innovation and technologies.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the success of the adoption of our CyberKnife and TomoTherapy Systems; the company’s ability to manage its expenses; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, which was filed on August 28, 2015, the company’s report on Form 10-Q, which were filed on November 5, 2015 and February 1, 2016, and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015

Gross Orders	$56,410	$51,891	$188,416	$182,915
Net Orders	57,559	35,937	145,037	109,693
Order Backlog	370,488	347,408	370,488	347,408

Net revenue:
Products	$53,740	$46,361	$149,494	$127,026
Services	51,544	51,154	154,333	151,025
Total net revenue	105,284	97,515	303,827	278,051
Cost of revenue:
Cost of products	29,622	27,332	85,356	75,168
Cost of services	30,718	31,523	97,058	97,933
Total cost of revenue	60,340	58,855	182,414	173,101
Gross profit	44,944	38,660	121,413	104,950
Operating expenses:
Research and development	13,270	12,836	42,497	40,902
Selling and marketing	12,516	12,987	41,009	46,763
General and administrative	13,716	11,665	39,820	34,976
Total operating expenses	39,502	37,488	123,326	122,641
Income (loss) from operations	5,442	1,172	(1,913)	(17,691)
Other expense, net	(3,963)	(3,618)	(14,124)	(14,607)
Income (loss) before provision for income taxes	1,479	(2,446)	(16,037)	(32,298)
Provision for income taxes	723	521	2,260	2,311
Net income (loss)	$756	$(2,967)	$(18,297)	$(34,609)

Net income (loss) per share - basic	$0.01	$(0.04)	$(0.23)	$(0.44)
Net income (loss) per share - diluted	$0.01	$(0.04)	$(0.23)	$(0.44)
Weighted average common shares used in computing income (loss) per share:
Basic	80,860	78,746	80,320	77,981
Diluted	82,071	78,746	80,320	77,981

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31,	June 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$79,155	$79,551
Investments	70,650	64,306
Restricted cash	1,080	3,734
Accounts receivable, net	89,319	77,727
Inventories	117,122	106,151
Prepaid expenses and other current assets	14,688	15,991
Deferred cost of revenue	8,632	6,869
Total current assets	380,646	354,329
Property and equipment, net	29,061	31,829
Goodwill	57,936	58,054
Intangible assets, net	9,599	15,564
Deferred cost of revenue	1,654	1,500
Other assets	11,124	5,497
Total assets	$490,020	$466,773
Liabilities and equity
Current liabilities:
Accounts payable	$21,737	$13,096
Accrued compensation	20,534	21,934
Other accrued liabilities	23,415	18,720
Short-term debt	39,278	—
Customer advances	19,732	19,385
Deferred revenue	104,935	96,780
Total current liabilities	229,631	169,915
Long-term liabilities:
Long-term other liabilities	10,925	10,934
Deferred revenue	16,722	10,489
Long-term debt	170,395	199,655
Total liabilities	427,673	390,993
Commitment and contingencies
Equity:
Common stock	81	79
Additional paid-in capital	476,165	471,430
Accumulated other comprehensive loss	(299)	(426)
Accumulated deficit	(413,600)	(395,303)
Total equity	62,347	75,780
Total liabilities and equity	$490,020	$466,773

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
GAAP net income (loss)	$756	$(2,967)	$(18,297)	$(34,609)
Amortization of intangibles (a)	1,988	1,989	5,964	5,965
Depreciation (b)	2,594	2,915	7,679	8,899
Stock-based compensation (c)	3,566	3,377	9,445	10,504
Interest expense, net (d)	4,291	4,051	12,585	12,062
Provision for income taxes	723	521	2,260	2,311
Adjusted EBITDA	$13,918	$9,886	$19,636	$5,132

(a) consists of amortization of intangibles - developed technology.

(b) consists of depreciation, primarily on property and equipment.

(c) consists of stock-based compensation in accordance with ASC 718.

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes and term loan.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2016
	From	To
GAAP net loss	$(26,100)	$(21,100)
Amortization of intangibles (a)	7,950	7,950
Depreciation (b)	10,350	10,350
Stock-based compensation (c)	12,900	12,900
Interest expense, net (d)	16,900	16,900
Provision for income taxes	3,000	3,000
Adjusted EBITDA	$25,000	$30,000

(a) consists of amortization of intangibles - developed technology

(b) consists of depreciation, primarily on property and equipment

(c) consists of stock-based compensation in accordance with ASC 718

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes and tem loan